                     SCHEDULE 14A INFORMATION

    PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement    / /  Confidential, for Use of the
                                         Commission Only
                                         as permitted by Rule 14-6(e)(2))
/X/  Definitive Proxy Statement

/ /  Definitive Additional Materials

/ /  Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                      RIGHTCHOICE MANAGED CARE, INC.
------------------------------------------------------------------------------
              (Names of Registrant as Specified in Its Charter)

                                     N/A
------------------------------------------------------------------------------
 (Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            ------------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            ------------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 011:

            ------------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            ------------------------------------------------------------------

      (5)   Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

            ------------------------------------------------------------------

      (2)   Form, Schedule or Registration Statement No.:

            ------------------------------------------------------------------

      (3)   Filing Party:

            ------------------------------------------------------------------

      (4)   Date Filed:

            ------------------------------------------------------------------

                           [RightCHOICE letterhead]



                                                                March 23, 1998




Dear Shareholder:

      You are cordially invited to attend the Annual Meeting of Shareholders of RightCHOICE Managed Care, Inc., to be held at the principal executive offices of the Company, located at 1831 Chestnut Street, St. Louis, Missouri, on Tuesday, May 12, 1998, commencing at 10:00 a.m., CDT. The business to be conducted at the meeting is described in the attached Notice of Annual Meeting and Proxy Statement. In addition, there will be an opportunity to meet with members of senior management and review the business and operations of the Company.

      Your Board of Directors joins with me in urging you to attend the meeting. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised and it will not be used if you attend the meeting and prefer to vote in person.

                                          Very truly yours,


                                          /s/ John A. O'Rourke
                                          John A. O'Rourke
                                          Chairman, President and
                                          Chief Executive Officer

                 RIGHTCHOICE(R) MANAGED CARE, INC.
                       1831 CHESTNUT STREET
                  ST. LOUIS, MISSOURI  63103-2275

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON MAY 12, 1998


      NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders (the "Annual Meeting") of RightCHOICE Managed Care, Inc., a Missouri corporation ("RightCHOICE"), will be held at the principal executive offices of RightCHOICE, located at 1831 Chestnut Street, St. Louis, Missouri, on Tuesday, May 12, 1998, commencing at 10:00 a.m., local time, and thereafter as it may from time to time be postponed, continued or adjourned, for the following purposes:

      1. To elect three directors to Class I of the Company's Board of Directors to hold office for a three-year term expiring at the 2001 Annual Meeting of the Shareholders of RightCHOICE and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal; and

      2. To transact such other business as properly may come before the Annual Meeting and any postponement, continuation or adjournments thereof.

      The Board of Directors of RightCHOICE has fixed the close of business on March 23, 1998, as the record date for determination of the shareholders entitled to notice of, and to vote at, the Annual Meeting and any postponement, continuation or adjournment thereof.

      All shareholders are cordially invited to attend the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, the Board of Directors of RightCHOICE requests you to promptly sign, date and return the enclosed proxy card. A prepaid return envelope is provided for this purpose. You may revoke your proxy at any time before it is exercised, and it will not be used if you attend the Annual Meeting and prefer to vote in person. Your vote is important, and all shareholders are urged to be present at the Annual Meeting in person or by proxy.

                                          By Order of the Board of Directors,


                                          /s/ Judith A. Dawson
                                          Judith A. Dawson
                                          Secretary

March 23, 1998
St. Louis, Missouri

                        RIGHTCHOICE MANAGED CARE, INC.
                            1831 CHESTNUT STREET
                       ST. LOUIS, MISSOURI 63103-2275

                            ---------------------

                               PROXY STATEMENT
                            ---------------------

                       ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD MAY 12, 1998

                            ---------------------

                                INTRODUCTION


      This proxy statement ("Proxy Statement") is being furnished to the shareholders of RightCHOICE Managed Care, Inc., a Missouri corporation ("RightCHOICE" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of RightCHOICE for use at the Annual Meeting of Shareholders of RightCHOICE to be held on Tuesday, May 12, 1998, and at any postponement, continuation or adjournment thereof (the "Annual Meeting"). The Annual Meeting will commence at 10:00 a.m., local time, and will be held at the principal executive offices of the Company, located at 1831 Chestnut Street, St. Louis, Missouri 63103-2275.

      This Proxy Statement and the enclosed form of proxy were first mailed to the Company's shareholders on or about March 30, 1998.

PROXIES

      You are requested to complete, date and sign the enclosed form of proxy and promptly return it to the Company in the enclosed postage prepaid envelope. Shares represented by a properly executed proxy will, unless such proxy previously has been revoked, be voted in accordance with the shareholder's instructions indicated on the proxy. If no instructions are indicated on the proxy, such shares will be voted in favor of the election of the nominees for director named in this Proxy Statement and, as to any other matter that properly may be brought before the Annual Meeting, in accordance with the discretion and judgment of the appointed proxies. Any shareholder who has given a proxy to the Company may revoke such proxy at any time before it is exercised at the Annual Meeting by filing written notice of revocation with the Secretary of the Company, by executing and delivering to the Secretary of the Company a proxy bearing a later date or by appearing at the Annual Meeting and voting in person.

VOTING AT THE MEETING

      For purposes of voting on the proposed election of directors described herein, the presence, in person or by proxy, of shareholders holding (i) a majority of the total number of outstanding shares of the Company's capital stock entitled to vote at the Annual Meeting; (ii) a majority of the total number of outstanding shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), entitled to vote at the Annual Meeting; and (iii) a majority of the total number of outstanding shares of the Company's Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), entitled to vote at the Annual Meeting shall constitute a quorum. Only holders of record of shares of the Company's Class A Common Stock and shares of the Company's Class B Common Stock as of the close of business on March 23, 1998 (the "Record Date") are entitled to notice of, and to vote at, the Annual Meeting or at any postponement, continuation or adjournment thereof. As of the Record Date, 3,709,000 shares of the Company's Class A Common Stock and 14,962,500 shares of the Company's Class B Common Stock were outstanding and entitled to vote at the Annual Meeting.
All of the outstanding shares of the Company's Class B Common Stock are held by Blue Cross and Blue Shield of Missouri ("BCBSMo"). Each share of Class A Common Stock is entitled to one vote on each matter properly to come before the Annual Meeting. Each share of Class B Common Stock is entitled to 10 votes on each matter properly to come before the Annual Meeting. The shares of the Class A Common Stock and the shares of the Class B Common Stock will vote together as a single class on all matters to come before the Annual Meeting. None of the holders of Class A Common Stock or of Class B Common Stock are entitled to exercise cumulative voting in the election of directors. Shares of capital stock represented by a proxy which directs that the shares be voted to abstain or to withhold a vote on any matter will be counted to determine whether a quorum is present. Shares of capital stock as to which there is a "broker non-vote" also will be counted for quorum purposes. A broker non-vote occurs when a broker holding shares for a client in street name is not permitted to vote such shares because the broker has not received specific voting instructions from such client.

      Directors are elected by a plurality of the votes cast, in person or by proxy, by shareholders entitled to vote at the Annual Meeting for that purpose (in other words, the three nominees receiving the greatest number of votes cast will be elected directors). Although the presence of a quorum of the Company's Class A Common Stock is required to conduct business at the Annual Meeting, BCBSMo, as the holder of all of the outstanding shares of the Company's Class B Common Stock, will have the voting power to elect all of the directors. The affirmative vote of a majority of the total voting power of the shares of the Company's Class A Common Stock and of the Company's Class B Common Stock is required for the approval of such other matters as properly may come before the Annual Meeting or any postponement, continuation or adjournment thereof.

      A shareholder entitled to vote in the election of directors may withhold authority to vote for all nominees for directors or may withhold authority to vote for certain nominees for directors. In addition, a shareholder entitled to vote with respect to any other matters at the Annual Meeting may abstain from voting on such matters. With respect to the election of directors, votes withheld from one or more nominees will be excluded from the vote and will have no effect. Abstentions from all other proposals being considered and voted upon at the Annual Meeting are treated as votes against the particular proposal. Broker non-votes on any proposal to be voted on at the Annual Meeting are treated as shares of RightCHOICE capital stock as to which voting power has been withheld by the respective beneficial holders and, therefore, as shares not entitled to vote on the proposal as to which there is the broker non-vote.

SOLICITATION OF PROXIES

      This solicitation of proxies for the Annual Meeting is being made by the Company's Board of Directors. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this Proxy
Statement and the enclosed form of proxy. After the initial mailing of this Proxy Statement, proxies may be solicited by mail, telephone, telegram, facsimile transmission or personally by directors, officers, employees or agents of the Company. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and their reasonable out-of-pocket expenses, together with those of RightCHOICE's transfer agent, will be paid by RightCHOICE.

      A list of shareholders entitled to vote at the Annual Meeting will be available for examination at least 10 days prior to the date of the Annual Meeting during normal business hours at the principal executive offices of RightCHOICE, located at 1831 Chestnut Street, St. Louis, Missouri. The list also will be available at the Annual Meeting.

                       ELECTION OF DIRECTORS

      The Company's Board of Directors currently consists of eight directors. The Board of Directors of RightCHOICE is divided into three classes of directors, with the directors serving staggered terms of three years and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The present terms of Earle
H. Harbison, Jr., Roger B. Porter, Ph.D. and Gloria W. White, the three directors in Class I, expire at this Annual Meeting. Directors in Class II (Ronald G. Evens, M.D. and Edward C. Gomes, Jr.) and Class III (William H. T. Bush, John A. O'Rourke and Norman J. Tice) have been elected to terms expiring at the time of the Annual Meetings of Shareholders of RightCHOICE in 1999 and 2000, respectively.

      The purpose of this Annual Meeting is to elect three directors in Class I to serve for three-year terms expiring at the Annual Meeting of Shareholders of RightCHOICE to be held in 2001 and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal. The Board of Directors has designated Earle H. Harbison, Jr., Roger B. Porter, Ph.D. and Gloria W. White as the three nominees proposed for election at the Annual Meeting. Unless authority to vote for the nominees or a particular nominee is withheld, it is intended that the shares represented by a properly executed proxy in the form enclosed will be voted for the election of the three nominees as directors. In the event that one or more of the nominees should become unavailable for election, it is intended that the shares represented by a properly executed proxy will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for the nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his or her willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE
ELECTION OF EARLE H. HARBISON, JR., ROGER B. PORTER, PH.D. AND
GLORIA W. WHITE AS DIRECTORS OF CLASS I.

NOMINEES AND DIRECTORS CONTINUING IN OFFICE

      The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a Class I director at the Annual Meeting and each director whose term of office will continue after the Annual Meeting.

                                                            PRESENT
                                                            POSITION
                                                              WITH                              DIRECTOR
               NAME                                 AGE    RIGHTCHOICE                           SINCE
NOMINEES
CLASS I:  TERM TO EXPIRE IN 2001
      Earle H. Harbison, Jr.                        69      Director                              1994
      Roger B. Porter, Ph.D.                        51      Director                              1994
      Gloria W. White                               63      Director                              1994

DIRECTORS CONTINUING IN OFFICE
CLASS II:  TERM TO EXPIRE IN 1999
      Ronald G. Evens, M.D.                         58      Director                              1994
      Edward C. Gomes, Jr.                          64      Director                              1994

CLASS III: TERM TO EXPIRE IN 2000
      William H. T. Bush                            59      Director                              1994
      John A. O'Rourke                              54      Chairman, President and Chief
                                                              Executive Officer and Director      1997
      Norman J. Tice                                62      Director<F1>                          1994

--------------------------------

<F1>  Mr. Tice served as Vice Chairman of the Company until October 1, 1997.

      The business experience of each of the directors of the Company identified above during the last five years is as follows:

     EARLE H. HARBISON, JR. has served as a director of the Company since April 1994 and currently serves as Chairman of the Compensation Committee. Since September 1993, Mr. Harbison has served as Chairman of Harbison Corporation, a manufacturing company located in St. Louis. From May 1986 until his retirement in September 1993, he served as President, Chief Operating Officer and director of Monsanto Company. Mr. Harbison currently serves on the Boards of Directors of HealthLink, Inc., Merrill Lynch and Company, Inc., Angelica Corporation, National Life Insurance Co., Mutual of America, Harbor Group, Ltd., Washington University, Barnes Hospital and the National Law Center, George Washington University. Mr. Harbison is a graduate of Washington University, where he received his BA, and George Washington University, where he received his JD.

     ROGER B. PORTER, PH.D. has served as a director of the Company since April 1994 and currently serves as Chairman of the RightCHOICE Business Opportunities Committee. Since 1996, Dr. Porter has served as Director of Harvard University's Center for Business and Government, and since 1993, Dr. Porter has served as IBM Professor of Business and Government at the John F. Kennedy School of Government at Harvard University. From 1989 to 1993, Dr. Porter served as Assistant to the President of the United States for Economic and Domestic Policy. From 1985 to 1989, Dr. Porter was Professor of Business and Government at Harvard University and Faculty Chairman of the Program for Senior Managers in Government. He currently serves on the Boards of Directors of Zions Bancorporation, National Life Insurance Company and Tenneco. Dr. Porter is a graduate of Brigham Young University, where he received his BA, Oxford University, where he received his BPhil, and Harvard University, where he received his MA and Ph.D. Dr. Porter attended Oxford University as a Rhodes Scholar and as a Woodrow Wilson Fellow.

     GLORIA W. WHITE has served as a director of the Company since
November 1994. She served on the Board of Directors of BCBSMo from 1986 to 1996 and as Chair of the BCBSMo Board of Directors from August 1994 to January 1996. Ms. White has been Vice Chancellor Emerita of Washington University since June 1997 and has served in various other capacities at Washington University since 1967. She currently serves as Chair of the American Red Cross North Central Region. Ms. White is also a member of the Boards of Directors of HMO Missouri, Inc. ("BlueCHOICE"), Missouri Goodwill Industries, United Way of Greater St. Louis, the St. Louis Symphony and the Mark Twain Bank Not-for-Profit Board of Directors. Ms. White is also a member of the Executive Committee of United Way of Greater St. Louis. She has served as Director Emerita of the Caring Program for Children Board of Directors since January 1998, after having served on the Caring Program for Children's Board since 1987 and as its Chair from January 1996 to January 1998. Ms. White is a graduate of Harris Teachers College (Harris-Stowe State College), where she received her BA in Education, and Washington University, where she received her MA in counseling and her LLM.

     RONALD G. EVENS, M.D. has served as a director of the Company since April 1994. He served on the BCBSMo Board of Directors from 1992 to 1994, as a member of the BCBSMo Executive Committee from 1993 to 1994 and as a member of BCBSMo's Medical Committee from 1986 to 1994. Since 1971, Dr. Evens has served as director of the Mallinckrodt Institute of Radiology and as chairman of the department of radiology at Washington University School of Medicine, where he is the Mallinckrodt Professor of Radiology and a professor of medical economics at the Olin School of Business. Dr. Evens also has served as radiologist-in-chief of Barnes Jewish Hospital and St. Louis Children's Hospital since 1971. He served as the President and Chief Executive Officer of St. Louis Children's Hospital from 1985 until 1988 and as Vice Chancellor for Financial Affairs of Washington University from 1988 until 1990. He currently serves on the Boards of Directors of BlueCHOICE, HealthLink, Inc., Mallinckrodt Group Inc. and the American College of Radiology. Dr. Evens is a graduate of Washington University, where he received his BA and MD.

     EDWARD C. GOMES, JR. has served as a director of the Company since
April 1994 and as Chairman of the Finance and Investment Committee since 1994. He served on the BCBSMo Board of Directors from 1991 to 1994, as a member of the BCBSMo Executive Committee from 1992 to 1994 and as Chairman of the BCBSMo Finance and Investment Committee from 1993 to 1994. Mr. Gomes has served as the President and Chief Executive Officer of Lionmark Construction Companies in St. Louis since 1980. Mr. Gomes currently serves on the Board of Directors of HealthLink, Inc. He served on the International Board of Directors from 1976 until 1981 and as Chairman of Worldwide Strategic Planning for the Young President's Organization from 1980 until 1981. He served on the International Board of Directors of the Chief Executives Organization from 1990 until 1993. Mr. Gomes is a graduate of Washington University, where he received his BS and MBA.

     WILLIAM H. T. BUSH has served as a director of the Company since
April 1994 and as Chairman of the Audit Committee since 1994. He served on the BCBSMo Board of Directors from 1989 to 1994 and as Secretary of the BCBSMo Board of Directors from 1990 to 1994. Mr. Bush is the Chairman of Bush-O'Donnell & Company, Inc. of St. Louis, an investment management and financial advisory firm founded by Mr. Bush in 1986. Prior to 1986, Mr. Bush served as President and director of Boatmen's National Bank of St. Louis.
Mr. Bush currently serves on the Boards of Directors of Mississippi Valley Bancshares, Inc., Maritz Inc., National Elevator Inspection Services, D.T. Industries, Inc., and INTRAV, Inc. Mr. Bush is a graduate of Yale University, where he received his BA.

     JOHN A. O'ROURKE has served as a director and Chairman and Chief Executive Officer of the Company since February 1997 and as President of the Company since March 1997. Mr. O'Rourke has also served as a director and as President and Chief Executive Officer of BCBSMo since March 1997. He served as President and Chief Executive Officer of HealthLink, Inc., a wholly owned subsidiary of the Company, from January 1985 to February 1997. Prior to joining HealthLink, Inc., Mr. O'Rourke was a member of the Federal Senior Executive Service and served for approximately 15 years in the United States Department of Health and Human Services in several capacities, including Deputy Director of the Office of Health Maintenance Organizations, Deputy Director of the Office of Health Practice Assessment and Senior Policy Analyst in the Office of the Surgeon General. Prior to serving in the Department of Health and Human Services, Mr. O'Rourke was the Director of the Department of Economic Research for the American Medical Association. Mr. O'Rourke is a graduate of Saint Francis College, where he received his BA in economics and philosophy, and Brooklyn College, where he received his MA in economics.

     NORMAN J. TICE has served as a director since April 1994 and served as Vice Chairman of the Company from September 1995 to October 1997. He served as Chairman of the Company from April 1994 to August 1995. He has served on the BCBSMo Board of Directors from 1986 to July 1994 and since January 1996. He served as Chairman of the BCBSMo Board of Directors from 1990 to 1994 and has served in such capacity since January 1996. Mr. Tice is a financial services consultant. He retired from Boatmen's Bancshares in May 1996 where he served in various senior management positions. He is a member of the Mastercard International Inc. Global Board of Directors. He is also a Director of General Credit Forms, Inc. Mr. Tice is a graduate of Washington University, where he received his BSBA.

      There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.

COMPENSATION OF DIRECTORS

     DIRECTORS' FEES. Each of the Company's directors who is not otherwise an employee of the Company, its parent or subsidiaries (the "Nonemployee Directors") receives, in addition to reimbursement of reasonable out-of-pocket expenses incurred in conjunction with attending Board and committee meetings, an annual retainer of $13,000 plus $800 for each meeting of the Board attended, with the exception of the Chairman of the Board who receives an annual retainer of $17,000 plus $1,000 for each meeting of the Board attended. Each Nonemployee Director and the Chairman of the Board receives $700 for each separate committee meeting attended, with the exception of the Committee chair who receives $900 for each separate committee meeting attended. In addition, each Nonemployee Director receives three times the above described Board meeting fee for any Board meeting that lasts eight hours or longer, two times the above described Board meeting fee for any Board meeting that lasts between five and one-half hours and eight hours, one and one-half times the above described Board meeting fee for any Board meeting that lasts between four hours and five and one-half hours and one-half times the above described Board Meeting for any Board teleconference that lasts over one hour. Roger B. Porter, Ph.D., as Chairman of the RightCHOICE Business Opportunities Committee, discussed herein, also receives $275 per hour for all RightCHOICE Business Opportunities Committee matters on which he works.

     DIRECTORS' STOCK OPTION PLAN.  The Company has adopted the
RightCHOICE Managed Care, Inc. Nonemployee Directors' Stock Option Plan (the "Directors' Stock Option Plan") to provide for the grant of options to Nonemployee Directors to purchase shares of the Company's Class A Common Stock. The purpose of the Directors' Stock Option Plan is to attract and retain qualified outside directors of the Company and to provide additional incentive for such directors to promote the success of the Company's business through sharing in the future growth of such business. Only Nonemployee Directors (currently seven persons) are eligible to participate in the Directors' Stock Option Plan. Annually, each Nonemployee Director will be granted options to purchase 1,000 shares of the Company's Class A Common Stock. Each person who is elected for the first time as a Nonemployee Director will be granted an option to purchase up to 1,000 shares of Class A Common Stock which will be prorated based upon the number of months until the next annual grant. The aggregate number of shares of Class A Common Stock that may be issued pursuant to options granted under the Directors' Stock Option Plan is limited to 60,000 shares, subject to adjustment in the event of certain changes in the Company's capital structure. No option granted pursuant to the Directors' Stock Option Plan is transferable or assignable by the optionee other than by will or the laws of descent and distribution, and, during the lifetime of the optionee, the option is exercisable only by the optionee and his or her guardian or other legal representative. The Directors' Stock Option Plan is administered by a committee (the "Directors' Plan Committee") designated by the Board of Directors of the Company and composed of members of the Board of Directors who are not otherwise eligible to be participants in the Directors' Plan. The exercise price at which shares of the Company's Class A Common Stock may be purchased under an option granted pursuant to the Directors' Stock Option Plan will be equal to the fair market value of the Class A Common Stock on the date of grant. Currently, "fair market value" would be determined by reference to the closing price of the Class A Common Stock on the New York Stock Exchange.
The time at which an option becomes exercisable is fixed at the time the option is granted. Each option expires 10 years from the date of grant. In the event of a change in control of the Company, the time at which any outstanding options under the Directors' Stock Option Plan may be exercised may be accelerated and the exercise terms of the outstanding options may be adjusted among other alternative actions available to the Director's Plan Committee.

     DIRECTORS' DEFERRED COMPENSATION PLAN. Nonemployee Directors may elect to participate in the Company's Nonemployee Directors' Nonqualified Deferred Compensation Plan. Under this plan, Nonemployee Directors can make an annual election to defer a portion or all of their directors' fees. Upon the termination of a director's services, the director will be entitled to receive a lump sum payment of the aggregate amount deferred plus a deemed interest amount compounded quarterly at a rate equal to the prime rate (determined quarterly) plus one percent. Alternatively, a director's deferred compensation may be distributed in the form of shares of the Company's Class A Common Stock. Effective February 1, 1998, directors may invest their deferred directors' fees in various mutual funds but will no longer receive the deemed interest amount on their deferred directors' fees.

MEETINGS OF THE BOARD AND COMMITTEES

      During 1997, the Board of Directors of RightCHOICE held 16 meetings, including regularly scheduled and special meetings. All directors attended (including attendance by telephone conference) at least seventy five percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served which were held during 1997, except for William H. T. Bush, who attended seventy two percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served which were held during 1997, and Earle H. Harbison, Jr., who attended sixty eight percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which he served which were held during 1997.

      Pursuant to RightCHOICE's Bylaws, the Board of Directors has established the following committees:

      Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibilities with respect to RightCHOICE's internal control structure and financial reporting practices by reviewing the audited financial information which is provided to the shareholders and others, the system of internal controls which management and the Board of Directors have established, and the internal and external audit processes. The Audit Committee is responsible for recommending the appointment of RightCHOICE's independent auditors and reviewing the terms of their engagement, reviewing RightCHOICE's policies and procedures with respect to internal auditing, corporate compliance, accounting and financial controls and reviewing the scope and results of audits and any auditor recommendations. The current members of the Audit Committee are William H. T. Bush, Chairman; Edward C. Gomes, Jr.; Roger B. Porter, Ph.D. and Gloria W. White. The Audit Committee met four times in 1997.

      Finance and Investment Committee. The Finance and Investment Committee recommends investment policies and programs for approval by the Board of Directors, periodically reviews the investment policies and programs for approval by the Board of Directors and monitors the carrying out of the policies by the Company's management. This committee also reviews the annual budget before submission to the Board of Directors and meets periodically with the Company's management and investment managers to review financial trends, market factors, portfolio performance and any other recommendations to the Board of Directors. The current members of the Finance and Investment Committee are Edward C. Gomes, Jr., Chairman; Ronald G. Evens, M.D.; Earle H. Harbison, Jr. and Roger B. Porter, Ph.D. The Finance and Investment Committee met four times in 1997.

      IOS Project Oversight Committee. The IOS Project Oversight Committee oversees the Company's comprehensive information and operations strategy
(IOS) designed to allow the Company to implement its managed care strategy of delivering the lowest cost medical care consistent with quality outcomes.
The current members of the IOS Project Oversight Committee are Norman J. Tice, Chairman; William H. T. Bush; Ronald G. Evens, M.D. and Earle H. Harbison, Jr. The IOS Project Oversight Committee met two times in 1997.

      Compensation Committee. The Compensation Committee of the Board of Directors has general responsibility for recommending to the Board of Directors the compensation and benefits of the Company's executive officers. The Compensation Committee also has the power and authority vested in the Board of Directors by any benefit plan of the Company. In addition, the Compensation Committee makes recommendations to the Board of Directors with regard to the compensation of the Board and its committees, other than the Compensation Committee. The current members of the Compensation Committee are Earle H. Harbison, Jr., Chairman; Ronald G. Evens, M.D. and Gloria W. White. The Compensation Committee met three times in 1997.

      Joint Business Opportunities Committee. The Joint Business Opportunities Committee, which consisted of members of the RightCHOICE Board of Directors and the BCBSMo Board of Directors, made recommendations regarding strategic alliances and other business opportunities to the respective RightCHOICE and BCBSMo Boards of Directors. In 1997, the Joint Business Opportunities Committee met 12 times. The representatives of RightCHOICE who served on the Joint Business Opportunities Committee were Edward C. Gomes, Jr. and Roger B. Porter, Ph.D. In 1998, the Joint Business Opportunities Committee was replaced as the Boards of Directors of RightCHOICE and BCBSMo each created separate Business Opportunities Committees to make recommendations relating to these matters to their respective Boards of Directors. The RightCHOICE Business Opportunities Committee consists of Roger B. Porter, Ph.D., Chairman, William H. T. Bush and Edward C. Gomes, Jr.

      Joint Legal Affairs Committee. The Joint Legal Affairs Committee, which consists of members of the RightCHOICE Board of Directors and the BCBSMo
Board of Directors, makes recommendations regarding various litigation matters involving the companies to the respective RightCHOICE and BCBSMo Boards of Directors. The representatives of RightCHOICE who serve on the Joint Legal Affairs Committee are Gloria W. White, Chair, and Earle H. Harbison, Jr. The Joint Legal Affairs Committee met nine times in 1997.

      Currently, the Board of Directors has not established a Nominating Committee or a committee performing similar functions of the Board of Directors.


               EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

      The following table summarizes for the years ended December 31, 1997, 1996 and 1995, respectively, all of the compensation paid by the Company (including amounts fully reimbursed to the Company by BCBSMo pursuant to an administrative services agreement (the "Administrative Services Agreement") discussed in further detail herein) to the Company's current Chief Executive Officer, the four most highly compensated executive officers of the Company whose remuneration for 1997 was in excess of $100,000 and the individual who served as the Company's Chief Executive Officer for a portion of 1997 (collectively, the "Named Executives"):

                                                 SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------   -------------------------------------------------------
                                                  Annual Compensation               Long-Term Compensation
                                         ---------------------------------   ----------------------------------
                                                                                      Awards            Payouts
                                                                             ------------------------   -------
      Name and                  Year   Salary<F1>     Bonus<F2>    Other     Restricted   Securities     LTIP     All Other
      Principal                            ($)           ($)       Annual      Stock        Under-     Payouts     Compen-
      Position                                                     Compen-     Award(s)      Lying        ($)      sation<F4>
                                                                    sation       ($)        Options/                  ($)
                                                                     ($)                    SARs<F3>
                                                                                             (#)
------------------------------------------------------------------------------------------------------------------------------------
John A. O'Rourke<F5>            1997    $322,365      $114,309     $     0     $     0     24,010        $   0    $583,046<F6>
Chairman, President,
Chief Executive Officer
and Director
------------------------------------------------------------------------------------------------------------------------------------
Sandra A. Van Trease<F7>        1997    $208,750      $      0     $     0     $     0     12,926        $   0    $ 13,397
Executive Vice President,       1996    $170,000      $      0     $25,000     $     0     20,335        $   0    $ 13,016
Chief Operating Officer and
Chief Financial Officer         1995    $113,821      $ 25,650     $     0     $     0        914        $   0    $  2,682
------------------------------------------------------------------------------------------------------------------------------------
Herbert B. Schneiderman         1997    $190,000      $      0     $     0     $     0     12,215        $   0    $ 13,892
Senior Vice President           1996    $190,000      $      0     $     0     $     0     31,003        $   0    $ 11,561
Medical Delivery Systems        1995    $ 86,779      $ 23,704     $     0     $     0          0        $   0    $  3,745
------------------------------------------------------------------------------------------------------------------------------------
Richard S. Smith<F8>            1997    $170,000      $ 15,791     $     0     $     0      8,976        $   0    $ 21,029
Senior Vice President           1996    $167,500      $      0     $     0     $     0     17,431        $   0    $ 15,667
                                1995    $160,521      $ 52,559     $     0     $     0      2,114        $   0    $ 16,131
------------------------------------------------------------------------------------------------------------------------------------
Edward J. Tenholder<F9>         1997    $220,000      $ 41,250     $     0     $     0     15,704        $   0    $ 21,691
                                1996    $210,000      $      0     $     0     $     0     26,503        $   0    $ 18,807
                                1995    $185,000      $ 48,788     $     0     $     0      3,945        $   0    $ 18,258
------------------------------------------------------------------------------------------------------------------------------------
Roy R. Heimburger<F10>          1997    $ 74,369      $      0     $     0     $     0     32,298        $   0    $ 36,340
                                1996    $380,000      $      0     $     0     $     0     55,769        $   0    $ 46,630
                                1995    $382,475      $ 97,824     $     0     $     0      8,215        $   0    $ 43,753
------------------------------------------------------------------------------------------------------------------------------------


                                    8

------------------
<F1>  As a general matter, includes, where applicable, amounts electively deferred by each Named Executive under the Company's tax-favored savings program (the "401(k) Plan") and under the Company's executive deferred compensation plan (the "Deferred Compensation Plan"). The 401(k) Plan enables participants to voluntarily reduce their salary from the Company up to the lesser of 10 percent of compensation or the maximum dollar amount allowed under the Internal Revenue Code of 1986, as amended (the "Code"). The Company matches 60 percent of such contributions up to 5 percent of a participant's compensation. The Company's matching contribution vests 100 percent after five years of service. The Deferred Compensation Plan permits additional elective deferrals and additional matching contributions and restores benefits that cannot be contributed to and provided by the Company because of limits imposed by the Code.

<F2>  In 1997, the amount of bonus reported in the table for Mr. O'Rourke and
      Mr. Tenholder consists of compensation paid under the BCBSMo
      Management Incentive Plan (the "MIP") based upon BCBSMo's overall corporate financial performance as measured by BCBSMo's operating profit/loss excluding investment income, extraordinary income/expense and taxes on income, and, in the case of Mr. O'Rourke, the attainment of certain individual performance goals. In addition, in 1997, the amount of bonus reported in the table for Mr. Smith was based upon BCBSMo's operating profit/loss excluding investment income, extraordinary income/expense and taxes on income and the attainment of certain individual performance goals. Such amounts were paid to Mr. O'Rourke, Mr. Tenholder and Mr. Smith by the Company but were later fully reimbursed to the Company by BCBSMo. Otherwise, as discussed further herein, the amount of bonus reported in the table consists of compensation paid under the Alliance Blue Cross Blue
      Shield Incentive Plan (the "AIP"). As discussed in greater detail herein, the AIP is based upon the higher of the participants' base salary or salary range midpoint and is payable upon the achievement of a pre-defined annual corporate operational target -- net income less extraordinary charges such as relocation expenses. The Company's pre-defined annual corporate target was not met in 1997, and, therefore, the Company did not pay a bonus to the Named Executives under the AIP in 1997.

<F3>  The Company has not granted any stock appreciation rights.

<F4>  Includes (a) RightCHOICE, and, where applicable, BCBSMo, reimbursed matching contributions which accrued during the year ended December 31, 1997, 1996 and 1995, respectively, for the accounts of the Named Executives under the 401(k) Plan and the Deferred Compensation Plan,
      (b) the value of term life insurance assigned to the Named Executives under split dollar universal life insurance policies owned by the Company, attributable to both the Company and BCBSMo, (c) earnings on amounts deferred under the Deferred Compensation Plan for the Named Executives, attributable to both the Company and BCBSMo, and (d) an automobile lease arrangement or car allowance for the Named Executives, attributable to both the Company and BCBSMo. RightCHOICE matching contributions which accrued under the 401(k) Plan and the Deferred Compensation Plan for 1997 for Mr. O'Rourke were $3,341. RightCHOICE matching contributions which accrued under the 401(k) Plan and the Deferred Compensation Plan for 1997, 1996 and 1995 were $4,800, $4,500 and $1,876, respectively, for Ms. Van Trease; $4,800,
      $2,612 and $0, respectively, for Mr. Schneiderman; $4,128, $7,097 and $5,934, respectively, for Mr. Smith; $6,188, $9,001 and $7,503, respectively, for Mr. Tenholder; and $971, $6,525 and $10,837, respectively, for Mr. Heimburger. The value of term life insurance attributable to the Company for 1997 was $572 for Mr. O'Rourke. The value of the term life insurance attributable to the Company for 1997, 1996 and 1995 was $197, $116 and $107, respectively, for Ms.
      Van Trease; $692, $549 and $245, respectively, for Mr. Schneiderman; $648, $490 and $520, respectively, for Mr. Smith; $349, $438 and $252, respectively, for Mr. Tenholder; and $1,184, $1,022 and $1,212, respectively, for Mr. Heimburger. Earnings on amounts deferred under the Deferred Compensation Plan for 1997 attributable to the Company were $581 for Mr. O'Rourke. Earnings on amounts deferred under the Deferred Compensation Plan attributable to the Company for 1997, 1996 and 1995 were $0, $0 and $0, respectively, for Ms. Van Trease; $0, $0 and $0, respectively, for Mr. Schneiderman; $6,687, $5,275 and $5,589, respectively, for Mr. Smith; $3,432, $4,504 and $5,153, respectively, for Mr. Tenholder; and $15,315, $11,568 and $16,275, respectively, for Mr. Heimburger. The value of the car allowance


                                    9

      attributable to the Company for 1997 was $1,225 for Mr. O'Rourke.
      The value of the automobile lease arrangements or car allowances attributable to the Company for 1997, 1996 and 1995 was $8,400, $8,400 and $700, respectively, for Ms. Van Trease; $8,400, $8,400 and $3,500, respectively, for Mr. Schneiderman; $6,622, $613 and $1,829, respectively, for Mr. Smith; $6,300, $4,864 and $5,350, respectively, for Mr. Tenholder; and $700, $4,200 and $1,428, respectively, for Mr. Heimburger. BCBSMo matching contributions which accrued under the 401(k) Plan and the Deferred Compensation Plan were $3,341 for 1997 for Mr. O'Rourke; $672, $1,155 and $966 for 1997, 1996 and 1995,
      respectively, for Mr. Smith; $2,062 for 1997 for Mr. Tenholder; and $971, $6,525 and $5,100 for 1997, 1996 and 1995, respectively, for
      Mr. Heimburger. The value of term life insurance attributable to BCBSMo was $572 for 1997 for Mr. O'Rourke; $105, $79 and $85 for 1997, 1996 and 1995, respectively, for Mr. Smith; $116 for 1997 for Mr. Tenholder; and $1,184, $1,022 and $570 for 1997, 1996 and 1995,
      respectively, for Mr. Heimburger. Earnings on amounts deferred under the Deferred Compensation Plan attributable to BCBSMo were $581 for 1997 for Mr. O'Rourke; $1,089, $859 and $910 for 1997, 1996 and 1995,
      respectively, for Mr. Smith; $1,142 for 1997 for Mr. Tenholder; and $15,315, $11,568 and $7,659 for 1997, 1996 and 1995, respectively, for Mr. Heimburger. The value of the automobile lease arrangements or car allowances attributable to BCBSMo was $1,225 for Mr. O'Rourke, $1,078, $100 and $298 for 1997, 1996 and 1995, respectively, for Mr.
      Smith; $2,100 for 1997 for Mr. Tenholder; and $700, $4,200 and $672 for 1997, 1996 and 1995, respectively, for Mr. Heimburger.

<F5>  The amount of salary reported in the table for Mr. O'Rourke includes
      $41,532 paid to Mr. O'Rourke by HealthLink, Inc., a wholly owned subsidiary of the Company ("HealthLink"), as salary for that portion of the year, January 1, 1997-February 18, 1997, in which Mr.
      O'Rourke served as President and Chief Executive Officer of HealthLink prior to becoming President and Chief Executive Officer of the Company. Approximately 50 percent of the remaining amount of salary reported in the table for Mr. O'Rourke was paid to Mr. O'Rourke as salary for services that he rendered to BCBSMo as its President and Chief Executive Officer. The Company initially paid such amount to Mr. O'Rourke but was later fully reimbursed for such amount by BCBSMo pursuant to the Administrative Services Agreement. The entire bonus amount reported in the table for Mr. O'Rourke was paid to Mr. O'Rourke pursuant to the MIP based upon BCBSMo's overall corporate financial performance as measured by BCBSMo's operating profit/loss excluding investment income, extraordinary income/expense and taxes on income and the attainment of certain individual performance goals. The Company initially paid Mr. O'Rourke his MIP bonus but was later fully reimbursed for such amount by BCBSMo. Compensation earned by Mr. O'Rourke for or with respect to 1996 or 1995 is not included herein because Mr. O'Rourke was not an executive officer of the Company during that time.

<F6>  Included in this amount for Mr. O'Rourke is $571,610 which was a retention bonus (and interest thereon) payable to Mr. O'Rourke pursuant to an employment contract between Mr. O'Rourke and HealthLink, as amended and restated by an employment contract between Mr. O'Rourke and RightCHOICE (as amended and restated, the "O'Rourke Employment Agreement"). The O'Rourke Employment Agreement, which was authorized and directed by the HealthLink Board of Directors in connection with the sale of HealthLink, provided for an escrow bonus arrangement paid over a two-year term following the sale of HealthLink provided that Mr. O'Rourke was still employed by the Company. This two-year bonus arrangement was created to assure the purchaser of HealthLink (which was acquired by RightCHOICE in August
      1995) of the continued employment of Mr. O'Rourke and thereby assured the full value of HealthLink upon its sale. The O'Rourke Employment Agreement, as amended when Mr. O'Rourke became the Chief Executive Officer of RightCHOICE, is discussed in further detail elsewhere in this Proxy Statement under the heading "Employment Agreements."

<F7>  Ms. Van Trease received a $25,000 bonus in 1996 as a result of the significant additional time and effort that she spent in dealing with various litigation matters involving the Company.

<F8>  For 1997, 1996 and 1995, the amount of salary reported in the table for
      Mr. Smith includes $23,800, $23,450 and $22,431, respectively, which was paid to Mr. Smith as salary for services that he rendered to BCBSMo. The Company initially paid such amounts to Mr. Smith but was later fully reimbursed for such amounts by BCBSMo pursuant to the Administrative Services Agreement. For 1997, the entire bonus


                                    10

      amount reported in the table for Mr. Smith was paid to Mr. Smith based upon BCBSMo's overall corporate financial performance as measured by BCBSMo's operating profit/loss excluding investment income, extraordinary income/expense and taxes on income and the attainment of certain individual performance goals. The Company initially paid Mr. Smith such amounts but was later fully reimbursed for such amounts by BCBSMo.

<F9>  For 1997, the amount of salary reported in the table for Mr. Tenholder includes $55,000 which was paid to Mr. Tenholder as salary for services that he rendered to BCBSMo as its Executive Vice President and Chief Operating Officer. The Company initially paid such amount to Mr. Tenholder but was later fully reimbursed for such amount by BCBSMo pursuant to the Administrative Services Agreement. For 1997, the entire bonus amount reported in the table for Mr. Tenholder was paid to Mr. Tenholder pursuant to the MIP based upon BCBSMo's overall corporate financial performance as measured by BCBSMo's operating profit/loss excluding investment income, extraordinary income/expense and taxes on income. The Company initially paid Mr. Tenholder his MIP bonus but was later fully reimbursed for such amount by BCBSMo. Mr. Tenholder had served as Senior Vice President Client Services and Corporate Support of the Company until October 1, 1997. While Mr. Tenholder continues to be an employee of the Company, Mr. Tenholder is currently the Executive Vice President and Chief Operating Officer of BCBSMo.

<F10> Mr. Heimburger served as Chief Executive Officer of the Company until
      February 19, 1997. Mr. Heimburger's employment with the Company was terminated on March 5, 1997. For 1997, 1996 and 1995, the amount of salary reported in the table for Mr. Heimburger includes $37,185, $190,000 and $122,392, respectively, which was paid to Mr. Heimburger for services that he rendered to BCBSMo. The Company initially paid such amounts to Mr. Heimburger but was later fully reimbursed for such amounts by BCBSMo pursuant to the Administrative Services Agreement.


OPTION GRANTS

      The following table sets forth information with respect to each of the Named Executives concerning grants of stock options for the year ended December 31, 1997.

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR<F1>
-----------------------------------------------------------------------------------------------------------------------
                                        Individual Grants
---------------------------------------------------------------------------------------------------
        Name                 Number of          Percent of          Exercise or      Expiration           Grant Date
                            Securities            Total             Base Price          Date            Present Value $
                            underlying           Options/             ($/Sh)
                           options/SARs            SARs
                             Granted              Granted
                             (#)<F2>                To
                                                 Employees
                                                 in Fiscal
                                                   Year
-----------------------------------------------------------------------------------------------------------------------
John A. O'Rourke               8,141                2.6%              $10.625      January 1, 2007        $ 45,345<F3>
                              15,869<F3>            5.1%              $13.375      January 1, 2007        $116,637<F3>
-----------------------------------------------------------------------------------------------------------------------
Sandra A. Van Trease          12,926                4.2%              $10.625      January 1, 2007        $ 71,998<F3>
-----------------------------------------------------------------------------------------------------------------------
Herbert B. Schneiderman       12,215                3.9%              $10.625      January 1, 2007        $ 68,038<F3>
-----------------------------------------------------------------------------------------------------------------------
Richard S. Smith               8,976                2.9%              $10.625      January 1, 2007        $ 49,996<F3>
-----------------------------------------------------------------------------------------------------------------------
Edward J. Tenholder           15,704                5.1%              $10.625      January 1, 2007        $ 87,471<F3>
-----------------------------------------------------------------------------------------------------------------------
Roy R. Heimburger<F4>         32,298               10.4%              $10.625      January 1, 2007        $179,900<F3>
-----------------------------------------------------------------------------------------------------------------------


                                    11

----------------------
<F1>  The Company has not granted any stock appreciation rights.

<F2>  All options reported in this table were granted by the Company on
      January 1, 1997, except for the grant of 15,869 options to Mr. O'Rourke, which was made on March 11, 1997 in conjunction with Mr. O'Rourke becoming the Chief Executive Officer of the Company. The options are subject to early termination or acceleration in the event of a "corporate change" (as defined in the Company's 1994 Equity Incentive Plan, which is discussed herein) or certain other events identified in the Named Executive's stock option agreement.

<F3>  The dollar value of the stock options has been determined as of January
      1, 1997 and March 11, 1997 using the Black-Scholes option pricing model, based on the assumptions that (a) the options were granted on January 1, 1997 and March 11, 1997, as the case may be (the "grant dates"), (b) the prices for the shares of Class A Common Stock underlying the options on the grant date were $10.625 per share and $13.375 per share, respectively, (c) the period during which the options are exercisable is 10 years from the respective grant date (except for the options granted to Mr. O'Rourke on March 11, 1997, which are exercisable for approximately 9.8 years), (d) the option exercise price is $10.625 per share and $13.375 per share, respectively,
      (e) the dividend yield is zero percent, (f) the "risk free" interest rate is 6.41 percent and 6.57 percent, respectively, the yield on a United States Government Zero Coupon Bond having a 10-year maturity from the grant dates, (g) the price volatilities for the shares of Class A Common Stock underlying the options is 44.99 percent and 48.03 percent, respectively, and (h) the expected term of the options is 10 years from the respective grant dates (except for the options granted to Mr. O'Rourke on March 11, 1997 which have an expected term of 9.8 years).

<F4>  Effective February 19, 1997, Mr. Heimburger ceased to be Chief Executive
      Officer of the Company. Mr. Heimburger was not vested in any of the options identified in this table on March 5, 1997, the date that Mr. Heimburger's employment with the Company terminated. Accordingly, the options reported for Mr. Heimburger have been forfeited and are no longer outstanding.

OPTION/SAR EXERCISES AND HOLDINGS

     The following table sets forth information with respect to each Named Executive concerning the exercise of options during 1997 and unexercised options and SARs held as of December 31, 1997.

                               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                  AND DECEMBER 31, 1997 OPTION/SAR VALUES <F1>
---------------------------------------------------------------------------------------------------------------------------
                                                                        Number of
                                                                       Securities                      Value of
                                                                       Underlying                    Unexercised
                                                                       Unexercised                   In-the-Money
                                                                       Options/SARs                  Options/SARs
                                                                  At December 31, 1997 (#)     at December 31, 1997 ($)<F2>
                                                              -------------------------------------------------------------
                                       Shares         Value
                                     Acquired on     Realized
      Name                           Exercise(#)       ($)      Exercisable   Unexercisable    Exercisable    Unexercisable
---------------------------------------------------------------------------------------------------------------------------
John A. O'Rourke                         0             $0            0           32,759             $0             $0
---------------------------------------------------------------------------------------------------------------------------
Sandra A. Van Trease                     0             $0          7,253         30,175             $0             $0
---------------------------------------------------------------------------------------------------------------------------
Herbert B. Schneiderman                  0             $0          4,334         38,884             $0             $0
---------------------------------------------------------------------------------------------------------------------------
Richard S. Smith                         0             $0         17,181         24,854             $0             $0
---------------------------------------------------------------------------------------------------------------------------
Edward J. Tenholder                      0             $0         20,147         41,818             $0             $0
---------------------------------------------------------------------------------------------------------------------------
Roy R. Heimburger<F3>                    0             $0            0              0               $0             $0
---------------------------------------------------------------------------------------------------------------------------

                                    12

--------------------

<F1>  The Company has not granted any stock appreciation rights.

<F2>  The last reported sale price of the Company's Class A Common Stock reported on the New York Stock Exchange on December 31, 1997 was $9.625 per share. Value is calculated by determining the difference between $9.625 and the option exercise price multiplied by the number of shares of Class A Common Stock underlying the options. Because, in all cases, the option exercise price is greater than $9.625, the value of all unexercised options at December 31, 1997 is $0.

<F3>  Effective February 19, 1997, Mr. Heimburger ceased to be Chief
      Executive Officer of the Company, and on March 5, 1997, Mr. Heimburger's employment with the Company terminated. At that time, Mr. Heimburger forfeited all of his outstanding options.

EMPLOYMENT AGREEMENTS

      The Company and Mr. O'Rourke are parties to the O'Rourke Employment Agreement which provides that Mr. O'Rourke will serve as Chairman and Chief Executive Officer of the Company until he is terminated by the Company or until he resigns. Mr. O'Rourke also serves as President and Chief Executive Officer of BCBSMo pursuant to the O'Rourke Employment Agreement. The O'Rourke Employment Agreement provides Mr. O'Rourke with a base salary, eligibility in the Company's and BCBSMo's employee benefit plans and certain other benefits provided in the same manner and to the same extent as the Company's and BCBSMo's other senior executives.

      The O'Rourke Employment Agreement also provides that Mr. O'Rourke would receive "severance benefits" if he is the subject of an "involuntary termination" or if he terminates his employment for "good reason" (as such terms are defined in the O'Rourke Employment Agreement). Mr. O'Rourke would be required to execute a complete waiver of all claims against the Company, except for claims against the Company to enforce the O'Rourke Employment Agreement, prior to his receipt of any severance benefits. Any severance benefits would be reduced to the extent necessary to ensure that such payments, when added to other benefits provided by the Company, would not constitute an excess parachute payment under Section 280G of the Code. The O'Rourke Employment Agreement also contains a confidentiality agreement, a covenant not to compete and a binding arbitration provision. Approximately fifty percent of the salary paid to Mr. O'Rourke is reimbursed to the Company by BCBSMo pursuant to the Administrative Services Agreement described further elsewhere herein.

      The Company and Richard S. Smith are parties to an Employment Agreement (the "Smith Employment Agreement") which provides that Mr. Smith will serve as a senior vice president of the Company until at least August 31, 1998.
The Smith Employment Agreement provides Mr. Smith with a base salary and health, disability and other fringe benefits. The Smith Employment Agreement also provides that Mr. Smith will receive "severance benefits" in the event that the Smith Employment Agreement is not renewed and his employment terminates or Mr. Smith is terminated for any reason other than "cause" (as such terms are defined in the Smith Employment Agreement). The Smith Employment Agreement also contains a confidentiality agreement and a covenant not to compete. In 1997, approximately 14 percent of the compensation paid to Mr. Smith was reimbursed to the Company by BCBSMo pursuant to the Administrative Services Agreement described further elsewhere herein.

EXECUTIVE SEVERANCE AGREEMENTS

      The Company has previously entered into severance agreements for severance benefits in the event of a termination following a change in control (the "Executive Severance Agreements") with each of its senior vice presidents and senior executives, including the following Named Executives:
Sandra A. Van Trease, Herbert B. Schneiderman and Edward J. Tenholder. Each Executive Severance Agreement contains a confidentiality agreement and a covenant not to compete. Executives are required to enter into a complete waiver of any claim against the Company prior to their receipt of any Executive Severance Agreement benefits. The Executive Severance Agreements provide for severance benefits in the event of a "change in control" of the Company (as defined in the Executive Severance Agreements). Upon a change in control, severance payments generally will be made if the Company terminates the executive without "cause" or if the executive terminates employment with the Company for "good reason" (as such terms are defined in the Executive Severance Agreements) within two years after the change in control.
Severance payments will be equal to the greater of (a) three times the executive's "base pay" and the annual premiums generally paid by the Company for health, dental, vision and life insurance, or (b) two times the executive's "annual compensation" (as such terms are defined in the Severance Agreements), and, in either event, include outplacement benefits, and will generally be payable in 24 or 36 monthly installments. Severance payments would be reduced to the extent necessary to ensure that such payments, when added to other benefits provided by the Company, or BCBSMo, if applicable, would not constitute an excess parachute payment under Section 280G of the Code. As a non-employee executive officer of BCBSMo, any amount that Mr. Tenholder would receive from the Company under an Executive Severance Agreement would be partially reimbursed by BCBSMo pursuant to the Administrative Services Agreement.

OFFICERS' SEVERANCE AGREEMENTS

      The Company has previously entered into standard severance agreements (the "Officer Severance Agreements") with certain of its officers, including the following Named Executives: Sandra A. Van Trease, Herbert B. Schneiderman and Edward J. Tenholder. Each Officer Severance Agreement contains a covenant not to compete and a confidentiality agreement. Officers are required to enter into a complete waiver of all claims against the Company prior to their receipt of any Officer Severance Agreement benefits. The Officer Severance Agreements provide for severance benefits to officers who are involuntarily terminated for reasons other than "cause," death or disability, or who voluntarily terminate their employment for "proper reason" (as such terms are defined in the Officer Severance Agreements), in the event that the Executive Severance Agreement benefits are not payable. Under the Officer Severance Agreements, officers will receive a severance benefit equal to either one year's "base pay" (as defined in the Officer Severance Agreements), payable in 12 monthly installments, two years' base pay, payable in 24 monthly installments, or three years' base pay, payable in 36 monthly installments. If the officer finds other employment prior to the payment of the last monthly installment, the remaining severance benefit may be paid in a lump sum. In addition, health, dental and life insurance premiums and outplacement services will be provided by the Company for up to 12 months. Severance benefits would be reduced to the extent necessary to ensure that such payments when added to other benefits provided by the Company, or BCBSMo, if applicable, would not constitute excess parachute payments under
Section 280G of the Code. As a non-employee executive officer of BCBSMo, any amount that Mr. Tenholder would receive from the Company under an Officer Severance Agreement would be partially reimbursed by BCBSMo pursuant to the Administrative Services Agreement.

PENSION PLANS

      Eligible employees of the Company participate in a qualified defined benefit pension plan (the "Pension Plan"). The Pension Plan provides for a normal retirement benefit payable in the form of a life annuity equal to 1 percent of final average earnings up to Social Security-covered compensation plus 1.5 percent of final average earnings in excess of Social Security-covered compensation, multiplied by years of credited service up to
30. Credited service for this purpose includes service with other organizations licensed by Blue Cross and Blue Shield Association ("BCBSA") and pension benefits are offset by pension benefits payable by such other organizations. Normal retirement benefits are payable upon reaching age 65. The Pension Plan provides for subsidized early retirement benefits for employees who terminate their employment with the Company after having obtained age 55 and completion of five or more years of credited service. The subsidies are increased for participants who retire on or after attainment of age 62 with 20 years or more of credited service. In 1997, a modification was made to the early retirement provision of the qualified pension plan that allows employees with 20 or more years of service who retire between the ages of 55 and 61 to draw an unreduced benefit if they defer receipt of the payments until age 62; or for those with 25 or more years of service to draw a benefit reduced by four percent per year for each year that benefits are drawn before age 62. Participants may elect to receive their pension benefits in the form of a joint and survivor annuity, a single life annuity, a 10-year certain life annuity or other optional forms. The Company also maintains a supplemental executive retirement plan (the "SERP") for certain executives, including the Named Executives. The SERP provides for an annual retirement benefit equal to 2.5 percent of final average earnings, multiplied by years of service up to 20, offset by benefits provided under the Pension Plan and certain other qualifying pension plans and annuities.

      The following table shows, based on various levels of final average earnings and years of credited service, the total estimated maximum annual benefits payable in the form of a 10-year certain single life annuity to hypothetical participants at normal retirement age (age 65) under the Pension Plan as supplemented by the SERP. The amounts listed in the following table are not subject to any reduction for Social Security benefits but are subject to offset by any pensions payable under the pension plans of other organizations licensed by BCBSA.

                                                     ESTIMATED ANNUAL BENEFIT FOR REPRESENTATIVE
                                                              YEARS OF CREDITED SERVICE
                            -----------------------------------------------------------------------------------------
Final Average
Earnings                       15                   20                   25                 30                  35
--------                    --------             --------             --------           --------            --------
$150,000                    $ 52,065             $ 69,420             $ 69 420           $ 69,420            $ 69,420
$200,000                    $ 69,420             $ 92,560             $ 92,560           $ 92,560            $ 92,560
$225,000                    $ 78,098             $104,130             $104,130           $104,130            $104,130
$250,000                    $ 86,775             $115,700             $115,700           $115,700            $115,700
$300,000                    $104,130             $138,840             $138,840           $138,840            $138,840
$400,000                    $138,840             $185,120             $185,120           $185,120            $185,120
$450,000                    $156,195             $208,260             $208,260           $208,260            $208,260
$500,000                    $173,550             $231,400             $231,400           $231,400            $231,400
$550,000                    $190,905             $254,540             $254,540           $254,540            $254,540
$600,000                    $208,260             $277,680             $277,680           $277,680            $277,680

      The years of service recognized under the Pension Plan and the SERP for each of the Named Executives are as follows: Mr. O'Rourke, 2.5 years and 13 years (including Mr. O'Rourke's prior service at HealthLink), respectively; Ms. Van Trease, 3.5 years and 3.5 years, respectively; Mr. Schneiderman, 2.5 years and 2.5 years, respectively; Mr. Smith, 30 years and 20 years, respectively; Mr. Tenholder, 22 years and 13 years, respectively; and Mr. Heimburger, 21 years and 20 years, respectively. Compensation recognized under the Pension Plan generally includes a participant's base salary (including any portion deferred under the Company's qualified deferred benefit plans), annual bonus compensation and payouts received under the Company's long-term incentive plans, subject to maximum limits on compensation imposed under the Code. The same compensation, plus amounts deferred under the Executive Deferred Compensation Plan, is recognized under the SERP, but without such maximum limits. Retirement benefits are calculated based upon the average of a participant's five highest consecutive years of compensation of the most recent 10 years of credited service. Under this formula, the final average earnings under the SERP (before applying the maximum limits under the Code) for each of the Named Executives as of December 31, 1997 are as follows: John A. O'Rourke, $455,285; Sandra A. Van Trease, $177,484; Herbert B. Schneiderman, $207,918; Richard S. Smith, $240,831; and Edward J. Tenholder, $266,935. As discussed further herein, Mr. Heimburger is currently receiving his pension benefits from the qualified pension plan and the SERP. These benefits have been adjusted to reflect Mr. Heimburger's termination from the Company as well as his benefits available from other BCBSA sources.

EQUITY INCENTIVE PLAN

      The Company's 1994 Equity Incentive Plan provides for the grant of options to purchase, and awards of, the Company's Class A Common Stock to officers and certain other employees of the Company. The purpose of the Equity Incentive Plan is to assist the Company in attracting, retaining and motivating officers and other key employees.

      The Equity Incentive Plan is administered by the Compensation Committee of the Board of Directors, none of whom are currently eligible to receive options or stock awards under the Equity Incentive Plan. The Compensation Committee may grant employees non-qualified options and options that qualify as incentive stock options under Section 422 of the Code. The option price of each option is determined by the Compensation Committee, but in the case of an incentive stock option the price can be no less than the fair market value of the stock on the date of grant. To exercise an option, an employee may pay the option price in cash or by delivering other shares of Class A Common Stock. The term of each option is fixed by the Compensation Committee but may not exceed 10 years from the date of grant. The Compensation Committee will determine the terms and conditions of each option, including the times when each option may be exercised. In the event of a "corporate change" (as defined in the Equity Incentive Plan) of the Company, the Compensation Committee may: (1) accelerate the time at which outstanding options are exercisable and provide that such options must be exercised in full on or before a specified date fixed by the Compensation Committee; (2) cash out the options held by selected employees for an amount determined under the Equity Incentive Plan; (3) make adjustments to outstanding options to reflect such corporate change; or (4) provide that outstanding options shall be exercisable for the number and class of shares of stock or other securities or property to which the employee would have been entitled if, immediately prior to the corporate change, the employee had been the holder of record of the stock then covered by the option. No options granted are transferable except by descent and distribution in accordance with the provisions of the Equity Incentive Plan.

      The Compensation Committee may award eligible employees with shares of stock subject to restrictions of such type and duration as the Compensation Committee may determine at the time of award. Dividends will be paid on each share of restricted stock during the restricted period. An employee holding a share of restricted stock will be entitled to enjoy all other rights of a stockholder with regard to such share, except: (1) the Company will retain possession of the stock during the restricted period; (2) the employee may not transfer the stock during the restricted period; and (3) a breach of the conditions established by the Compensation Committee for the restricted stock will cause a forfeiture of the stock.

      The maximum number of shares subject to options, or awarded as restricted stock, that may be outstanding at any time under the Equity Incentive Plan is 1,000,000. The aggregate number of shares of stock that may be issued to any employee may not exceed 200,000. The shares may be unissued shares or treasury shares. As of March 16, 1998, options to purchase a total of 697,433 shares of Class A Common Stock are outstanding or have been exercised under the Equity Incentive Plan.

BCBSMO SUPPLEMENTAL INCOME PLAN

      In 1991, BCBSMo adopted a supplemental income plan (the "BCBSMo Supplemental Income Plan") covering certain former executives and other employees of BCBSMo who were employed by the Company, including the following Named Executives: Edward J. Tenholder and Richard S. Smith. Bonuses under the BCBSMo Supplemental Income Plan were intended to provide incentive for these employees to improve BCBSMo's financial and operational status and to remain with the Company. Amounts payable under the BCBSMo Supplemental Income Plan are the responsibility of BCBSMo. A lawsuit regarding Mr. Heimburger's right to receive payment from this program was filed in 1997. The dispute relates to Mr. Heimburger's termination from the Company and BCBSMo, which occurred in early 1997, and resulted in Mr. Heimburger's not receiving payment under this program.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The Compensation Committee of the Board of Directors has general responsibility for recommending to the Board of Directors the compensation and benefits of the Company's executive officers. The Compensation Committee also has the power and authority vested in the Board of Directors by any benefit plan of the Company. In addition, the Compensation Committee makes recommendations to the Board of Directors with regard to the compensation of the Board and its committees, other than the Compensation Committee. The following report describes the Company's compensation policy and program applicable to the Company's executive officers during 1997.

      COMPENSATION POLICY

      The Company's executive compensation policy is premised upon three basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable the Company to achieve both short-term and long-term financial, operational and strategic objectives; (2) to provide performance-based incentives that motivate executive officers to achieve Company and individual performance objectives; and (3) to create a mutuality of interest between the Company's executive officers and shareholders through a compensation structure that directly links executive compensation and shareholder return.

      The Compensation Committee's responsibilities to the Company include not only the design of the compensation policy, but also periodic review of its fairness and competitiveness -- from both a national and local perspective.
In performing its duties, the Compensation Committee periodically engages the services of a national, independent consulting firm to provide competitive data and analysis of the Company's executive compensation program based upon, among other things, the level and structure of compensation paid to similarly situated executive officers employed by comparable companies in the managed health care industry (the "Comparable Companies"). The information provided by the independent consultant was used as a basis in determining the executive officer compensation arrangements for 1997.

      In establishing the compensation arrangements for the executive officers during 1997 (particularly for John A. O'Rourke, who was named President and Chief Executive Officer of the Company in February 1997), the Compensation Committee also was particularly mindful of the changes in executive management that took place during early 1997 and the challenges faced by the Company and its executives in the short and long term.

      COMPENSATION PROGRAM AND COMPONENTS

      The principal components of the compensation program for executive officers in 1997 were base salaries, annual incentive bonuses and stock options. The separate components were designed to advance both the short- and long-term interests of the Company's shareholders by placing a significant portion of the executives' compensation at risk as described below. The following discussion summarizes each component of the executive compensation program and the review process used by the Compensation Committee in administering the compensation program.

      Base Salary. The base salaries of the Company's executive officers, including those named in the Summary Compensation Table, are reviewed annually. In establishing base salaries for 1997, the salary structure created in prior years was utilized -- which is based upon salary grades, salary midpoints, and salary ranges. The base salary levels for executive officers of the Company, other than the Chief Executive Officer, were recommended by management of the Company and approved by the Compensation Committee based upon several factors, including (i) a review of "salary midpoints" for each of the executive officers provided by the independent consultant based upon an analysis of the salary midpoints of similarly situated executives at the Comparable Companies (as adjusted to reflect the differing sizes of the Comparable Companies vis-a-vis the Company) (the "Salary Midpoints"), (ii) an analysis of the current market salary levels for similarly situated executives at the Comparable Companies developed by the independent consultant, and (iii) individual performance and contributions, special assignments and responsibilities, levels of responsibility, prior experience and knowledge (and, for new hires, previous compensation levels and expected responsibilities with the Company).

      Mr. O'Rourke was named Chairman and Chief Executive Officer of the Company on February 19, 1997, replacing in those capacities Roy R. Heimburger whose employment was terminated by the Company on March 5, 1997. Mr. O'Rourke had previously served as the President and Chief Executive Officer of HealthLink. Mr. O'Rourke also was named Chief Executive Officer of BCBSMo, which owns all of the Company's Class B Common Stock (representing
97.6 percent of the Company's total voting power). In connection with the assumption of his new duties, Mr. O'Rourke, who previously had an Employment Agreement with HealthLink, and the Company entered into an amended Employment Agreement (the "O'Rourke Employment Agreement") described elsewhere herein. Mr. O'Rourke's base salary (which was paid by the Company and approximately 50 percent of which was reimbursed by BCBSMo pursuant to the Administrative Services Agreement) was established using the same methodology and criteria described in the preceding paragraph for the other executive officers, except that the determination was made by the Compensation Committee. At a meeting of the Compensation Committee held on December 22, 1997, Mr. O'Rourke's compensation was reviewed and adjusted to more closely match the compensation paid to the Chairmen and Chief Executive Officers of the Comparable Companies. In consideration of, among other things, the fact that Mr. O'Rourke's base salary was approximately 20 percent below the average base salary of the Chief Executive Officers of the Comparable Companies (as adjusted to reflect the differing sizes of the Comparable Companies vis-a-vis the Company) and in consideration of his dual role as Chief Executive Officer of both the Company and BCBSMo, the Compensation Committee determined to increase Mr. O'Rourke's base salary by $50,000 to $375,000, effective January 1, 1998.

      Annual Incentive Bonus. The Compensation Committee believes that annual bonus opportunities allow the Company to motivate executive officers to achieve specific corporate goals that are of primary importance to the Company during a particular year. The Company's executive officers, including those named in the Summary Compensation Table, are eligible to receive annual incentive bonus awards under the Alliance Blue Cross Blue Shield Incentive Plan (the "AIP"). The AIP bonus levels for the executive officers were established for 1997 based upon the bonus levels, as a percentage of salary, paid by the Comparable Companies (as adjusted to reflect the differing sizes of the Comparable Companies vis-a-vis the Company) as determined by the independent consultant. Seventy-five percent of an executive's potential bonus under the AIP is based upon the achievement by the Company of pre-determined operating income goals and the remaining 25 percent of an executive's potential bonus under the AIP is based upon his or her achievement of pre-determined individual goals. The portion of the AIP bonus attributable to individual performance is payable only if the pre-determined operating income goal for the Company is attained. The
Company did not meet its operating income goal for 1997 and, therefore, the senior executive officers of the Company did not receive bonuses under the AIP for 1997.

      Mr. O'Rourke participated in the AIP and the BCBSMo Management Incentive Plan (the "MIP") during 1997. The MIP is similar to the AIP except that the AIP is only available to employees of the Company and is based upon the Company's net income excluding one-time charges such as relocation expenses, whereas the MIP is available to employees of BCBSMo and to employees of the Company who perform duties for BCBSMo pursuant to the Administrative Services Agreement described elsewhere herein and is based upon BCBSMo's operating profit/loss excluding investment income, extraordinary income/expense and taxes on income. The Company's operating income for 1997 did not meet the 1997 AIP target, and, therefore, the Company did not make a bonus payment thereunder to Mr. O'Rourke. Mr. O'Rourke did, however, receive a bonus of $114,309 in 1997 under the MIP based upon BCBSMo's overall corporate performance as measured by BCBSMo's 1997 operating profit/loss excluding investment income, extraordinary income/expense and taxes on income and the attainment of certain individual performance goals.

      Stock Options. The Compensation Committee believes that stock options provide executive officers the opportunity to acquire an equity interest in the Company and to share in the appreciation of the stock's value -- thereby aligning their interests with those of the shareholders. The Company's executive officers, including those named in the Summary Compensation Table, are eligible to receive stock option grants under the Company's 1994 Equity Incentive Plan. In establishing the appropriate proportion of total compensation to be provided by long-term incentives, and thus the number of shares to be covered by stock option grants, the Compensation Committee used a percentage of the Salary Midpoint for particular executive levels as the principal determining factor. Individual grant sizes were determined using the Black-Scholes pricing model and were designed to compare with the level of long-term incentive compensation provided by the Comparable Companies to similarly situated executive officers. The Compensation Committee, in granting stock options, also took into consideration each executive officer's position with the Company and his or her overall performance and level of responsibility.

      Based upon the criteria described above, Mr. O'Rourke was granted 8,141 options on January 1, 1997 at an exercise price of $10.625 per share (in his then capacity as President and Chief Executive Officer of HealthLink) and 15,869 options on March 11, 1997 at an exercise price of $13.375 per share (in his then capacity as President and Chief Executive Officer of the Company).

                           Compensation Committee:

                            Ronald G. Evens, M.D.
               Earle H. Harbison, Jr.          Gloria W. White

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      As discussed above under "Compensation Committee Report," the Compensation Committee has general responsibility for recommending to the Board of Directors the compensation and benefits of the Company's executive officers. During 1997, the members of the Compensation Committee were Messrs. Bush and Harbison, Jr., Ms. White and Dr. Evens. Mr. Bush resigned from the Compensation Committee in February 1997. During 1997, no member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries, and no member of the Compensation Committee was formerly an officer of the Company or any of its subsidiaries.

COMPANY PERFORMANCE

      The following performance graph shows a comparison of cumulative total returns for the Company, the Standard & Poor's 500 Stock Index and an index of companies selected by the Company for the period from August 1, 1994 (the date that RightCHOICE's Class A Common Stock began trading on the New York Stock Exchange) through December 31, 1997.

      The cumulative total return on investment for the Company, the Standard & Poor's 500 Stock Index and an index of peer companies is based on the stock price or index at August 1, 1994. The performance graph assumes that the value of an investment in the Company's Class A Common Stock and each index was $100 at August 1, 1994 and that all dividends were reinvested. The information presented in the performance graph is historical in nature and is not intended to represent or guarantee future returns.

      The performance graph compares the performance of the Company with that of the Standard & Poor's 500 Stock Index and an index of peer companies. Companies in the peer group index include Coventry Corporation, Humana, Inc., Mid-Atlantic Medical Services, Inc., Oxford Health Plans, Inc., Physicians Health Services, Inc., United Healthcare Corporation, United Wisconsin Services, Inc. and Wellpoint Health Networks, Inc. Prior to this Proxy Statement, the Company also included U.S. Healthcare, Inc. in the peer group index, but, because U.S. Healthcare, Inc. was acquired by another company in 1996, U.S. Healthcare, Inc. has been omitted from the peer group index for this Proxy Statement and all points on the performance graph have been adjusted accordingly. RightCHOICE believes that the peer group index provides a representative group of companies in the managed health care provider industry.

              COMPARISON OF CUMULATIVE TOTAL RETURNS
            (RIGHTCHOICE, S&P 500 AND PEER GROUP INDEX)

                            [GRAPH]

                  August 1, 1994   December 30, 1994   December 29, 1995   December 31, 1996   December 31, 1997
                  --------------   -----------------   -----------------   -----------------   -----------------
RightCHOICE          $100.00            $127.27             $118.18             $ 96.59             $ 87.50
S&P 500 Stock        $100.00            $101.54             $139.69             $171.77             $229.08
Peer Group Index     $100.00            $111.94             $141.86             $113.96             $106.16

                 OWNERSHIP OF RIGHTCHOICE CAPITAL STOCK

OWNERSHIP OF MANAGEMENT

      The following table sets forth certain information as of December 31, 1997 regarding the beneficial ownership of RightCHOICE Class A Common Stock and RightCHOICE Class B Common Stock by each director of the Company, by each Named Executive and by all directors and executive officers of the Company as a group. All information with respect to beneficial ownership has been furnished by the respective directors and officers, as the case may be.

                                               AMOUNT AND BENEFICIAL                              PERCENTAGE OF SHARES
            NAME                              NATURE OF OWNERSHIP <F1>                               OUTSTANDING <F1>
            ----                              ------------------------                            --------------------
                                         Class A                   Class B                   Class A                Class B
                                         -------                   -------                   -------                -------
Earle H. Harbison, Jr.                     4,500                      --                       <F*>                    --
Roger B. Porter, Ph.D.                     3,000                      --                       <F*>                    --
Gloria W. White                            3,702                      --                       <F*>                    --
Ronald G. Evens, M.D. <F2>                 7,000                      --                       <F*>                    --
Edward C. Gomes, Jr. <F3>                 13,341                      --                       <F*>                    --
William H. T. Bush                         4,000                      --                       <F*>                    --
John A. O'Rourke                           8,004                      --                       <F*>                    --
Norman J. Tice <F4>                        6,150                      --                       <F*>                    --
Sandra A. Van Trease                      13,362                      --                       <F*>                    --
Herbert B. Schneiderman <F5>               9,906                      --                       <F*>                    --
Richard S. Smith                          20,173                      --                       <F*>                    --
Edward J. Tenholder <F6>                  27,432                      --                       <F*>                    --
Roy R. Heimburger <F7>                     1,000                      --                       <F*>                    --
All directors and officers as a group
(16 persons)                             125,547                      --                       3.4%                    --

----------------

<F*>  Less than 1 percent.

<F1>  Beneficial ownership is determined in accordance with the rules of the
      Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and includes, among other things, securities that an individual has the right to acquire within 60 days through the exercise of any option. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage ownership calculations are based on 3,709,000 shares of Class A Common Stock outstanding and 14,962,500 shares of Class B Common Stock outstanding.

      The number of shares listed for each of Messrs. Harbison, Jr., Porter, Evens, Gomes, Jr., Bush and Tice includes 3,000 vested stock options. The number of shares listed for Ms. White includes 3,667 vested stock options. The number of shares listed for Messrs. O'Rourke, Schneiderman, Smith, Tenholder and


                                    21

      Heimburger and Ms. Van Trease includes the number of exercisable stock options at December 31, 1997 listed in the table under the heading "Option/SAR Exercises and Holdings" and an additional 8,004 options for Mr. O'Rourke, 4,309 options for Ms. Van Trease, 4,072 options for Mr. Schneiderman, 2,992 options for Mr. Smith and 5,235 options for Mr. Tenholder, all of which vested on January 1, 1998.

<F2>  Includes 3,000 shares directly beneficially owned by Dr. Evens and 1,000 shares owned of record by Dr. Evens' wife. Dr. Evens and his wife share voting and investment power with respect to these 4,000 shares.

<F3>  Includes 5,000 shares directly beneficially owned by Mr. Gomes, Jr.,
      5,000 shares indirectly beneficially owned by Lionmark, Inc., of which corporation Mr. Gomes, Jr. is the controlling shareholder, and 341 shares indirectly beneficially owned by FamVest Associates, of which partnership Mr. Gomes, Jr. is a managing partner.

<F4>  Includes 2,150 shares owned of record by Mr. Tice's wife as trustee of a trust established for her benefit. Mr. Tice and his wife share voting and investment power with respect to 2,150 shares.

<F5>  All shares are held by a trust for the benefit of Herbert B.
      Schneiderman.

<F6>  Includes 50 shares owned of record by Mr. Tenholder's son.

<F7>  The number of shares beneficially owned by Mr. Heimburger was obtained from a Form 4 filed in April 1997. All shares are held by various trusts. Effective February 19, 1997, Mr. Heimburger ceased to be Chief Executive Officer of the Company, and on March 5, 1997, Mr. Heimburger's employment with the Company terminated.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

      The following table sets forth certain information as of December 31, 1997 regarding the beneficial ownership of RightCHOICE Class A Common Stock and RightCHOICE Class B Common Stock by each person known by the Board of Directors to own beneficially more than five percent of either class of the Company's capital stock.

      NAME AND ADDRESS                              AMOUNT AND NATURE                               PERCENTAGE OF
    OF BENEFICIAL OWNER                        OF BENEFICIAL OWNERSHIP <F1>                    SHARES OUTSTANDING <F1>
    -------------------                       -----------------------------                    -----------------------
                                              Class A              Class B                     Class A         Class B
                                              -------              -------                     -------         -------
Blue Cross and Blue Shield                      36,740            14,962,500                     <F*>            100%
of Missouri <F2>
1831 Chestnut Street
St. Louis, Missouri 63103-2775

Heartland Advisors, Inc. <F3>                1,618,900                    --                     44%              --
790 North Milwaukee Street
Milwaukee, Wisconsin 53202

------------------

<F*>  Less than 1 percent.

<F1>  Beneficial ownership is determined in accordance with the rules of the
      Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all


                                    22

      shares shown as beneficially owned by them. Percentage ownership calculations are based on 3,709,000 shares of Class A Common Stock outstanding and 14,962,500 shares of Class B Common Stock outstanding.

<F2>  According to information contained in a report on Schedule 13G, dated
      February 16, 1996, the shares being reported are beneficially owned by BCBSMo.

<F3>  According to information contained in a report on Schedule 13G/A, dated
      February 2, 1998, the shares being reported are beneficially owned by one or more individual and institutional investors, including
      Heartland Value Fund (which owned more than 5 percent of the outstanding shares), for which Heartland Advisors, Inc. serves as investment advisor. Heartland Advisors, Inc. has sole voting power with respect to 1,519,900 shares and sole dispositive power with respect to 1,618,900 shares.


                          CERTAIN TRANSACTIONS

      The Company and BCBSMo have previously entered into an Amended and Restated Administrative Services Agreement (the "Administrative Services Agreement") pursuant to which, among other things, the Company will, upon BCBSMo's request, perform certain functions (as listed in the Administrative Services Agreement) necessary or appropriate for BCBSMo to continue to offer the "retained products" (as defined in the Administrative Services Agreement) and conduct its other business, and BCBSMo will, upon the Company's request, perform certain functions (as listed in the Administrative Services Agreement) as necessary or appropriate to enable the Company to offer its products and conduct its other business. Under the Administrative Services Agreement, the Company and BCBSMo have granted to each other a nonexclusive license to use certain software programs and procedures and have agreed on a formula by which the Company and BCBSMo will pay the cost of services rendered to the other. The Administrative Services Agreement provides that the Chief Executive Officer ("CEO") of BCBSMo is permitted to serve the Company in that capacity and that the Company will pay to the CEO his total compensation and that BCBSMo will reimburse the Company for the portion of the CEO's total compensation, as may be agreed, for time spent on BCBSMo's affairs. Under the Administrative Services Agreement, the Company and BCBSMo have agreed that BCBSMo will reimburse the Company for compensation paid to Company employees for services rendered to BCBSMo. In addition, the Administrative Services Agreement provides that all "confidential information" (as defined in the Administrative Services Agreement) will be kept in confidence.

      The Company and BCBSMo have entered into an Amended and Restated Tax Allocation Agreement (the "Tax Allocation Agreement") pursuant to which the Company and BCBSMo have elected to file consolidated federal income tax returns. The Tax Allocation Agreement provides that the Company will calculate the federal income tax liability for itself and its subsidiaries as if it were a single taxpayer for federal income tax purposes, subject to certain provisions contained in the Tax Allocation Agreement, and that if the Company is subject to federal income tax liability as a result of such calculation, it will pay such liability to BCBSMo but that if the Company is entitled to a refund of federal income tax as a result of such calculation, the Company will receive such refund from BCBSMo. In January 1998, the Company and BCBSMo amended the Tax Allocation Agreement to provide for an allocation of liability between the Company and BCBSMo for adjustments in income tax liabilities of BCBSMo for periods prior to August 2, 1994, to provide for an allocation of liability between the Company and BCBSMo for adjustments in federal income tax liabilities arising out of consolidated federal income tax returns filed by BCBSMo for periods after August 2, 1994 and to provide for the utilization of the tax reserve transferred by BCBSMo to the Company in August 1994.

      Pursuant to the Company's Articles of Incorporation, Bylaws, and an Indemnification Agreement previously entered into by the Company and Roy R. Heimburger, the Company paid in 1997 approximately $342,902 in legal fees incurred by Mr. Heimburger in connection with a government investigation, one-half of which will be reimbursed to the Company by BCBSMo. As of December 22, 1997, the Board of Directors determined that Mr. Heimburger was no longer entitled to such indemnification and ceased making any such payments to Mr. Heimburger. In addition, in 1997, the Company paid to Mr. Heimburger $15,459 in benefits under the Pension Plan and $77,822 in benefits under the SERP.


                           INDEPENDENT AUDITORS

      As of June 23, 1997, the Company engaged Coopers & Lybrand LLP as its independent accountants for the year ending December 31, 1997, thereby replacing Price Waterhouse LLP, the Company's independent accountants for the years ended December 31, 1996, 1995 and 1994. The Company's Audit Committee participated in and approved the decision to change independent accountants. A representative of Coopers & Lybrand LLP is expected to be present at the Annual Meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

      The reports of Price Waterhouse LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with its audits of the Company's financial statements for the two most recent fiscal years and through June 23, 1997, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused Price Waterhouse LLP to make reference thereto in its report on the financial statements for such years. During the two most recent fiscal years and through June 23, 1997, there have been no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K) with Price Waterhouse LLP. During the two most recent fiscal years and through June 23, 1997, neither the Company nor anyone on the Company's behalf consulted with Coopers & Lybrand LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and as such no written report was provided to the Company and no oral advice was provided that Coopers & Lybrand LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

      SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires RightCHOICE's directors and executive officers and persons who own more than 10 percent of the Company's outstanding Class A Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in RightCHOICE Class A Common Stock and other equity securities. In addition, under Section 16(a), a director, executive officer or 10 percent shareholder who is a trustee and has a pecuniary interest (such interest includes situations where a member of the trustee's immediate family is a beneficiary of the trust) in any holding or transaction in the Company's securities held by the trust, must report the holding or transaction on the trustee's individual form. Securities and Exchange Commission regulations require directors, executive officers, greater than 10 percent shareholders and reporting trusts to furnish RightCHOICE with copies of all Section 16(a) reports they file.

      To RightCHOICE's knowledge, based solely on review of the copies of such reports furnished to RightCHOICE and written representations that no other reports were required, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to its directors, executive officers, greater than 10 percent shareholders and reporting trusts were complied with, except that John A. O'Rourke failed to timely file a Form 3 upon being named Chairman, President and Chief Executive Officer of the Company in February 1997, which he filed on June 11, 1997.

                     OTHER BUSINESS OF THE MEETING

      The Board of Directors is not aware of, and does not intend to present, any matter for action at the Annual Meeting other than those referred to in this Proxy Statement. If, however, any other matter properly comes before the Annual Meeting or any postponement, continuation or adjournment thereof, it is intended that the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment.


                             ANNUAL REPORT

      RightCHOICE's Annual Report to Shareholders, containing financial statements for the year ended December 31, 1997, is being mailed with this Proxy Statement to all shareholders entitled to vote at the Annual Meeting. Such Annual Report is not to be regarded as proxy solicitation material or otherwise incorporated by reference herein.


           SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

      It is presently anticipated that the 1999 Annual Meeting of Shareholders will be held on May 11, 1999. Shareholder proposals intended for inclusion in the proxy statement for the 1999 Annual Meeting of Shareholders must be received at the Company's offices, located at 1831 Chestnut Street, St.
Louis, Missouri 63103-2275, within a reasonable time before the solicitation with respect to the meeting is made, but in no event later than November 23, 1998. Such proposals must also comply with the other requirements of the proxy solicitation rules of the Securities and Exchange Commission. Shareholder proposals should be addressed to the attention of the Secretary of RightCHOICE.


                                          By Order of the Board of Directors

                                          /s/ Judith A. Dawson

                                          Judith A. Dawson
                                          Secretary

March 23, 1998
St. Louis, Missouri

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               PROXY
                1998 ANNUAL MEETING OF SHAREHOLDERS
                                 OF
                   RIGHTCHOICE MANAGED CARE, INC.

      The undersigned hereby appoints Annette Range and Judy Givens (together, the "Proxies"), and each of them, each with the power to act alone and with full power of substitution and revocation, as attorneys and proxies of the undersigned to attend the 1998 Annual Meeting of Shareholders (the "Annual Meeting") of RightCHOICE Managed Care, Inc. ("RightCHOICE") to be held at the principal executive offices of RightCHOICE, located at 1831 Chestnut Street, St. Louis, Missouri, on Tuesday, May 12, 1998, commencing at 10:00 a.m., local time, and at all postponements, continuations, or adjournments thereof, and to vote all shares of capital stock of RightCHOICE which the undersigned is entitled to vote with respect to the election of three Class I directors to hold office for a term expiring at the 2001 Annual Meeting of Shareholders of RightCHOICE, all as set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated March 23, 1998.

          THE BOARD OF DIRECTORS OF RIGHTCHOICE RECOMMENDS
                     A VOTE "FOR" EACH NOMINEE.

   [ ] FOR all nominees listed below      [ ] WITHHOLD AUTHORITY to vote
   (except as marked to the contrary)     for all nominees listed below

  NOMINEES:  Earle H. Harbison, Jr.; Roger B. Porter, Ph.D; Gloria W. White

Instruction: To withhold authority to vote for any individual nominee, write that nominee's name in this space:

      -------------------------------------------------------------------

In their discretion, the Proxies are authorized to vote upon such other business as properly may come before the Annual Meeting.

      This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH NOMINEE.

                                    Date:                            , 1998
                                         ----------------------------

                                    ---------------------------------------
                                    Signature

                                    ---------------------------------------
                                    Signature (if held jointly)

                                    Please sign exactly as name appears
                                    hereon.  When shares are held by joint
                                    tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
            USING THE ENCLOSED POSTAGE PREPAID ENVELOPE

                                 APPENDIX

     Page 20 of the printed Proxy Statement contains a Comparison of Cumulative Total Returns graph. The information contained in the graph has been presented in a format that may be processed by the EDGAR system.